Privileged & Confidential

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2018 athenahealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33689	04-3387530
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA 02472

(Address of principal executive office, including zip code)

Registrant’s telephone number, including area code: 617-402-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On November 11, 2018 athenahealth, Inc., a Delaware corporation (the “Company”), May Holding Corp., a Delaware corporation (“Parent”), and May Merger Sub Inc., a Delaware corporation (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of the Company by Parent.

The Merger Agreement provides that, among other things, upon the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (“Effective Time”), Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

Pursuant to the Merger Agreement, each share of issued and outstanding of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by the Company as treasury stock or owned by Parent, Merger Sub, or any subsidiary of the Company and (ii) Shares that are owned by stockholders who have perfected and not withdrawn a demand for appraisal rights in accordance with Section 262 of the DGCL) will be converted into the right to receive $135.00 per Share in cash, net of applicable withholding taxes and without interest (the “Merger Consideration”).

At the Effective Time, with respect to each outstanding option to purchase Shares (each, a “Company Option”), under the Company’s 2007 Stock Option and Incentive Plan and the Company’s 2010 Equity Incentive Plan (collectively, the “Company Stock Plans”), whether vested or unvested, (i) if the exercise price of such Company Option is equal to or greater than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect and (ii) if the exercise price of such Company Option is less than the Merger Consideration, such Company Option will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment in the amount equal to (i) the number of Shares underlying the Company Option immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration minus the applicable exercise price.

Each outstanding restricted stock unit (each, a “Company Restricted Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) the number of Shares underlying such Company Restricted Stock Unit, multiplied by (ii) the Merger Consideration.

Each outstanding performance restricted stock unit (each, a “Company Performance Stock Unit”) that was granted under the Company Stock Plans that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to (i) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the actual level of achievement as of the Effective Time multiplied by (B) the Merger Consideration, and (ii) with respect to Company Performance Stock Units for which the period during which the performance vesting requirement is measured has not been completed, (A) the number of Shares subject to such Company Performance Stock Unit that would vest based on the applicable target level of achievement multiplied by (B) the Merger Consideration.

The parties’ obligation to consummate the Merger is subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, including: (i) the adoption of the Merger Agreement by the holders of a majority of the Company’s outstanding Shares, (ii) the expiration of the waiting period applicable to the Mergers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law or governmental order prohibiting the Merger, (iv) no material adverse effect on the Company having occurred since the signing of the Merger Agreement, and (v) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations. The consummation of the Merger is not subject to any financing contingency.

The Company has made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to the conduct of the Company’s business between the date of the signing of the Merger Agreement and the closing of the transactions contemplated under the Merger Agreement. The representations and warranties made by the Company are qualified by disclosures made in its disclosure schedules and Securities and Exchange Commission (“SEC”) filings.

The Merger Agreement also contains covenants by the Company not to participate in any discussions or negotiations with any person making any proposal for an alternative transaction, and requiring the board of directors of the Company (the “Board”) to recommend to its stockholders that they approve the transactions contemplated by the Merger Agreement, in each case subject to certain exceptions. The Board may change its recommendation in certain circumstances specified in the Merger Agreement in response to an unsolicited proposal for an alternative transaction or following an intervening event, in which case the Company would have the right to terminate the Merger Agreement, provided that upon such termination, the Company would be required to pay Parent a termination fee equal to $142,105,000 (the “Company Termination Fee”).

Under the Merger Agreement, each of the Company and Parent has also agreed to use reasonable best efforts to consummate the Merger, including using best efforts to obtain all required regulatory approvals.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the Merger Consideration and all related fees and expenses. The Veritas Capital Fund VI, L.P., (“Veritas”), Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) have committed to capitalize Parent, with an equity contribution and have provided the Company with a limited guarantee in favor of the Company guaranteeing the payment of certain monetary obligations that may be owed by Parent pursuant to the Merger Agreement, including any Reverse Termination Fee (as defined below) that may become payable by Parent.

Pursuant to the terms and conditions set forth in a debt commitment letter dated November 11, 2018 (the “Debt Commitment Letter”), certain parties identified therein as the Commitment Parties (collectively, the “Lenders”) have committed to provide Parent with debt financing in an amount greater than or equal to the full amount of the debt financing required to consummate the Merger on the terms contemplated by the Merger Agreement. The obligation of the Lenders under the Debt Commitment Letter is subject to a number of customary conditions.

The Merger Agreement contains certain termination rights for the Company and Parent, including the right of the Company to terminate the Merger Agreement to accept a superior proposal, subject to specified limitations, and provides that, upon termination of the Merger Agreement by the Company or Parent upon specified conditions, the Company will be required to pay Parent the Company Termination Fee.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $312,635,000 (the “Reverse Termination Fee”) upon the termination of the Merger Agreement by the Company under specified conditions. Veritas and Elliott have entered into limited guarantees with the Company to guarantee Parent’s obligation to pay the Company the Reverse Termination Fee and make certain other specified payments to the Company, subject to the terms and conditions set forth in the limited guarantees.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by May 10, 2019.

The foregoing description of the Merger Agreement and the Merger does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement and any related agreements. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger

Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Item 7.01.	Regulation FD Disclosure.

On November 12, 2018, the Company and Parent issued a joint press release regarding the matters described in Item 1.01 of this Current Report on Form 8-K, a copy of which is filed as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

2.1*	Agreement and Plan of Merger, dated as of November 11, 2018, by and among athenahealth, Inc., May Holding Corp., and May Merger Sub Inc.

99.1	Joint Press Release dated November 12, 2018.

*

Schedules omitted pursuant to item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request, provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)

November 13, 2018	/s/ Marc A. Levine
Marc A. Levine
Chief Financial Officer